Exhibit 10.1
FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made as of March 25, 2025, by and among:

WORLD OF JEANS & TOPS, a California corporation, for itself and as agent (in such capacity, the “Lead Borrower”) for the other Borrowers party thereto (together with the Lead Borrower, individually, a “Borrower”, and collectively, the “Borrowers”);

THE OTHER BORROWERS PARTY HERETO;

TILLY’S, INC. a Delaware Corporations (the “Parent”);

THE GUARANTORS PARTY HERETO (together with the Parent, individually, a “Guarantor”, and collectively, the “Guarantors”, and together with the Borrowers, individually, a “Loan Party”, and collectively, the “Loan Parties”);

WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Lenders and the Credit Parties; and

THE LENDERS PARTY HERETO;

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H:

WHEREAS, reference is made to that certain Credit Agreement dated as of April 27, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), by, among others, the Loan Parties, the Lenders and Credit Parties party thereto from time to time, and the Agent; and

WHEREAS, the Loan Parties, the Agent and the Lenders desire to amend certain provisions of the Credit Agreement as set forth herein and subject to the terms and conditions hereof.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.Defined Terms. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement (as amended hereby).

2.Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a) The provisions of Section 1.01 of the Credit Agreement (Defined Terms) are hereby amended by inserting the following new definitions in their applicable alphabetical orders:

““First Amendment” means that certain First Amendment to Credit Agreement, dated as of March 25, 2025, by and among the Loan Parties, the Agent and the Lenders.”

““First Amendment Effective Date” means March 25, 2025.”

(b) The definition of “Applicable Commitment Fee Percentage” as set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and the following is substituted in its stead:

““Applicable Commitment Fee Percentage” means the applicable percentage set forth in the grid below:

Level	Average Daily Availability for the immediately preceding Fiscal Quarter	Applicable Commitment Fee Percentage
I	Greater than or equal to 50% multiplied by the Loan Cap	0.375%
II	Less than 50% multiplied by the Loan Cap	0.25%
”
(c) The definition of “Fee Letter” as set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and the following is substituted in its stead:

““Fee Letter” means the letter agreement, dated as of the First Amendment Effective Date, among the Borrower, the Agent and the Arranger.”

(d) The definition of “Maturity Date” as set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and the following is substituted in its stead:

““Maturity Date” means June 25, 2027.”

(e) Clauses (b) and (c) of Section 6.10 of the Credit Agreement are hereby deleted in their entirety and the following substituted in their stead:

“(b) Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Agent to conduct commercial finance examinations and other evaluations, including, without limitation, of (i) the Borrowers’ practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. The Loan Parties shall pay the reasonable and documented fees and expenses of the Agent and such professionals with respect to such examinations and evaluations. Without limiting the foregoing, the Loan Parties acknowledge that the Agent may, in its reasonable discretion, undertake one (1) commercial finance examination each Fiscal Year at the Loan Parties’ expense; provided, that, if at any time in a twelve (12) month period Availability is at any time less than the greater of (i) twenty percent (20%) of the Loan Cap and (ii) $13,000,000.00, the Agent may undertake two (2) commercial finance examinations at the Loan Parties’ expense in such twelve (12) month period; provided, further that, if no Loans have been made hereunder during the prior twelve (12) month period (or, if such date of determination is prior to the first anniversary of the Closing Date, no Loans have been made hereunder since the Closing Date) and Liquidity, as of such date of determination, is equal to or greater than $85,000,000.00, the commercial finance examination requirement of this Section 6.10(b), shall be waived by the Agent. Notwithstanding the foregoing, the Agent may cause additional commercial finance examinations to be undertaken (i) as it in its reasonable discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties and without advance notice.

(c) Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including appraisers) retained by the Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base. The Loan Parties shall pay the reasonable and documented fees and expenses of the Agent and such professionals with respect to such appraisals. Without limiting the foregoing, the Loan Parties acknowledge that the Agent may, in its discretion, undertake one (1) inventory appraisals each Fiscal Year at the Loan Parties’ expense, provided, that, if at any time in a twelve (12) month period Availability is at any time less than the greater of (i) twenty percent (20%) of the Loan Cap and (ii) $13,000,000.00, the Agent may undertake two (2) inventory appraisals at the Loan Parties’ expense in such twelve (12) month period; provided, further that, if no Loans have been made hereunder during the prior twelve (12) month period (or, if such date of determination is prior to the first anniversary of the Closing Date, no Loans have been made hereunder since the Closing Date) and Liquidity, as of such date of determination, is equal to or greater than $85,000,000.00, the inventory appraisal requirement of this Section 6.1(c), shall be waived by the Agent. Notwithstanding the foregoing, the Agent may cause additional appraisals to be undertaken (i) as it in its reasonable discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties and without advance notice.”

(f) Schedules. By amending and restating Schedules 5.08(b)(2), 5.10, 5.21(b), and 5.24, to the Credit Agreement in their entirety to read as set forth in the corresponding Schedules annexed hereto as Annex A attached to this Amendment.

3. Ratification of Loan Documents; Waiver of Claims.

(a) Except as otherwise expressly provided herein, all terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The Loan Parties hereby ratify, confirm, and reaffirm that all representations and warranties of the Loan Parties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof as may be amended hereby, other than representations and warranties that relate solely to an earlier date, which are true and correct in all material respects as of such earlier date and prior to any such amendments, provided that any representations and warranties which are qualified as to “materiality”, “Material Adverse Effect”

or similar language are true and correct in all respects as of such respective dates. The Loan Parties hereby acknowledge, confirm and agree that the Security Documents (as reaffirmed pursuant to this Amendment) and any and all Collateral previously pledged to the Agent, for the benefit of the Lenders, pursuant thereto (to the extent not released prior to the date hereof), shall continue to secure all applicable Obligations of the Loan Parties at any time and from time to time outstanding under the Credit Agreement and the other Loan Documents, as such Obligations have been, and may hereafter be, amended, restated, supplemented, increased or otherwise modified from time to time.

(b) Each of the Loan Parties hereby acknowledges and agrees that there is no basis or set of facts on the basis of which any amount (or any portion thereof) owed by the Loan Parties under the Loan Documents could be reduced, offset, waived, or forgiven, by rescission or otherwise; nor is there any claim, counterclaim, offset, or defense (or other right, remedy, or basis having a similar effect) available to the Loan Parties with regard thereto; nor is there any basis on which the terms and conditions of any of the Obligations could be claimed to be other than as stated on the written instruments which evidence such Obligations.

(c) Each of the Loan Parties hereby acknowledges and agrees that it has no offsets, defenses, claims, or counterclaims against the Agent or any Lender, or any of their respective affiliates, predecessors, successors, or assigns, or any of their respective officers, directors, employees, attorneys, or representatives, with respect to the Obligations, or otherwise, and that if any Loan Party now has, or ever did have, any offsets, defenses, claims, or counterclaims against the Agent or any Lender, or their respective affiliates, predecessors, successors, or assigns, or their respective officers, directors, employees, attorneys, or representatives, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of execution of this Amendment, all of them are hereby expressly WAIVED, and each of the Loan Parties hereby RELEASES the Agent and each Lender and their respective officers, directors, employees, attorneys, representatives, affiliates, predecessors, successors, and assigns from any liability therefor.

4. Conditions to Effectiveness. This Amendment shall not be effective until each of the following conditions precedent has been fulfilled to the reasonable satisfaction of the Agent (the date on which this Amendment is so effective being referred to as the “First Amendment Effective Date”):

(a) On or before the date hereof, the Loan Parties and all Lenders shall have delivered to the Agent fully-executed counterparts of this Amendment;

(b) On or before the date hereof, the Borrowers shall have delivered to the Agent the fully-executed amended and restated Fee Letter in form and substance satisfactory to the Agent;

(c) The Agent shall have received Organization Documents and such other documents and certificates as the Agent or its counsel may reasonably request relating to the organization and existence of each Loan Party, the authorization of the transactions contemplated by the Loan Documents, incumbency certificates evidencing the identity, authority and capacity of each of certain Responsible Officers thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party or is to be a party on the First Amendment Effective Date and any other legal matters relating to the

Loan Parties, the Loan Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Agent and its counsel;

(d) As amended pursuant to this Amendment, all representations and warranties contained in the Credit Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the First Amendment Effective Date, other than representations and warranties that relate solely to an earlier date, which shall be true and correct in all material respects as of such earlier date, provided that any representations and warranties which are qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such respective dates;

(e) The Agent shall have received, at least three (3) Business Days prior to the First Amendment Effective Date, all documentation and other information that is required by regulatory authorities and/or the Agent’s due diligence investigation under applicable “know your customer” laws, Anti-Corruption Laws, and Anti-Money Laundering Laws, including the Patriot Act, to the extent such documentation and other information has been requested in writing by the Agent at least ten (10) Business Days prior to the First Amendment Effective Date, and the results of such investigation shall be reasonably satisfactory to the Agent;

(f) After giving effect to this Amendment and the transactions contemplated hereby, no Default or Event of Default shall be continuing; and

(g) The Agent shall be reasonably satisfied that all Credit Party Expenses (including the reasonable fees and expenses of counsel to the Agent) in connection with the preparation, negotiation, execution and delivery of this Amendment and related documents shall be paid in full on or prior to the First Amendment Effective Date.

5. Post-Closing Requirements. The Loan Parties shall deliver to the Agent certificates from the Secretary of State for the States of Texas and New York, each in form and substance reasonably satisfactory to the Agent, certifying that the Borrower is duly qualified and is licensed and, where applicable, is in good standing under the laws of such State. Failure by the Loan Parties to deliver the items described in this Section 5 to the Agent within thirty (30) days after the First Amendment Effective Date (or such later date as agreed in writing (which may be by email) by the Agent in its sole discretion, such consent to an extension not to be unreasonably withheld, conditioned or delayed so long as the Loan Parties are diligently exercising best efforts to obtain such certificates) shall constitute an Event of Default under the Credit Agreement.

6. Representations and Warranties.

(a) The execution, delivery and performance by each Loan Party of this Amendment are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (x) contravene the terms of any of such Person’s Organization Documents, (y) conflict with or result in any breach or contravention of, or the creation of any Lien under or require any payment to be made under (i) any Material Contract or Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any material arbitral award to which such Person or its property is subject; or (z) violate any applicable Law in any material respect; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (y)(i), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

(b) The financial statements delivered to the Agent for the period ending February 1, 2025 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness and other liabilities, direct or contingent, of the Lead Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, subject, in the case of clauses (i), (ii) and (iii), to the absence of footnotes and to normal year-end audit adjustments.

(c) This Amendment has been duly executed and delivered by each Loan Party that is party thereto. This Amendment constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, by general principles of equity, regardless of whether considered in a proceeding in equity or at law, and an implied covenant of good faith and fair dealing.

(d) No Material Adverse Effect has occurred since February 1, 2025.

(e) No consents, licenses or approvals are required in connection with the execution, delivery, or performance by, or enforcement against, any Loan Party, of this Amendment, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Agent, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

(f) No Default or Event of Default has occurred and is continuing.

7. Miscellaneous.

(a) This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of any such counterpart may be executed by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, as in effect from time to time, state enactments of the Uniform Electronic Transactions Act, as in effect from time to time, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. The Agent reserves the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Amendment. Any party delivering an executed counterpart of this Amendment by faxed, scanned or photocopied manual signature shall also deliver an original manually executed counterpart, but the failure to deliver an original manually executed counterpart shall not affect the validity, enforceability and binding effect of this Amendment.

(b) This Amendment, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.

(c) If any provision of this Amendment is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction..

(d) This Amendment was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

(e) THIS AMENDMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have hereunto caused this Amendment to be executed as of the date first above written.

WORLD OF JEANS & TOPS, as Lead Borrower     and as a Borrower

By: /s/ Michael L. Henry
Name: Michael Henry
Title: Executive Vice President, Chief Financial Officer

TILLY’S, INC., as a Guarantor

By: /s/ Michael L. Henry
Name: Michael Henry
Title: Executive Vice President, Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent, Lender, L/C Issuer, and Swing Line Lender

By: /s/ Katelyn Murray
Name: Katelyn Murray
Title: Duly Authorized Signatory